Exhibit 10.2

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

June 21, 2013

Robert L. Roe, M.D.

Dear Bob,

This letter describes our agreement regarding your retirement from Corcept, which will take place on December 31, 2013 (the “retirement date”). Until the retirement date, you will continue to serve as our President and Secretary and as a member of Corcept’s Executive Committee at your current salary and benefits, including paid vacation days and access to your current office (together, your “compensation”). Your compensation will remain the same until the retirement date, even if we reduce the scope and scale of your responsibilities or terminate you (unless we terminate you for cause).

You will be eligible for any management-wide bonus paid based on services conducted in calendar year 2013, the payment of which will be made within two and one-half months following December 31, 2013.

Prior to the retirement date, you will also serve on a committee overseeing our research and development activities. You and I will be this committee’s initial members, to be joined by your successor, once his or her employment begins. Following the hiring and training of your successor, you will have the discretion to work fewer evening and weekend hours.

You will serve on an as-needed basis as a paid consultant and adviser to Corcept from the retirement date until December 31, 2014. You will be compensated at a rate of $350 per hour, payable in accordance with Corcept’s customary policies and procedures. In addition, any options you have been granted as an employee will continue to vest on the schedules set forth in the original option grants until December 31, 2014 or an earlier date should you choose to terminate your consultancy. In accordance with Corcept’s policy, you will have the earlier of three years following the termination of your service with Corcept or the original expiration date of the stock option to exercise these options.

As we discussed, your voluntary retirement, the employment of your successor and related events are not termination “without cause” permitting you to terminate your employment for “good reason” under the severance and change in control agreements or any other agreements you have with Corcept (together the “other agreements”). Except as expressly provided in this paragraph, these other agreements are not otherwise affected and will remain in effect in all other respects.

Sincerely,

/s/ Joseph K. Belanoff, M.D.

Joseph K. Belanoff, M.D.
Chief Executive Officer

Agreed:

/s/ Robert L. Roe

Robert L. Roe, M.D. President